Exhibit 10.5
AMENDED AND RESTATED DEATH BENEFIT PLAN AGREEMENT
THIS AMENDED AND RESTATED DEATH BENEFIT PLAN AGREEMENT, effective May 4, 2022 (the “Agreement”), is by and between Investors Title Insurance Company, a North Carolina corporation (the “Company”), and James A. Fine, Jr., an individual residing in the State of North Carolina (the “Executive”),
WITNESSETH THAT:
WHEREAS, the Executive is employed by the Company under the terms of a Second Amended and Restated Employment Agreement dated May 4, 2022 (as amended from time to time, the “Employment Agreement”), and
WHEREAS, the Company recognizes the valuable services heretofore performed for it by the Executive and wishes to encourage his continued employment; and
WHEREAS, the Executive wishes to be assured that his irrevocably designated beneficiary will be entitled to a certain benefit in the event of Executive’s death; and
WHEREAS, the parties hereto previously entered into that certain Amended and Restated Death Benefit Plan Agreement, dated as of January 1, 2009 (the “Existing Death Benefit Plan Agreement”), which sets forth the terms and conditions upon which the Company will pay such death benefit; and
WHEREAS, the parties deem it appropriate to amend and restate the Existing Death Benefit Plan Agreement; and
WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Executive, a member of a select group of management or highly compensated employees of the Company, for purposes of the Employee Retirement Income Security Act of 1974, as amended;
NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:
1.DEATH BENEFIT.
a.    In the event of the death of the Executive while employed by the Company, the Company shall thereafter pay to the Executive’s designated beneficiary within sixty (60) days of the death of the Executive a lump sum amount equal to:
(i)    an amount equal to (A) three (3) times the amount of the highest rate of Base Salary paid to the Executive at any time, plus (B) three (3) times the average of the three (3) highest years of Annual Bonus Compensation Executive has received at any time (in each case, as such terms are defined in the Employment Agreement), and
(ii)    two million dollars ($2,000,000), reduced by the amount that the Executive’s estate will receive under Section 1.a.(i) of this Agreement and Sections 5(b)(iii) and 5(b)(v) of the Employment Agreement, plus the amount accrued on the

Company’s books pursuant to Section 1.a.(i) of this Agreement and Sections 5(b)(iii) and 5(b)(v) of the Employment Agreement.
b.    The Executive hereby irrevocably designates The James A. Fine, Jr. Irrevocable Family Trust dated April 16, 2003 as his beneficiary hereunder.
2.BENEFIT CONTINGENT ON CONTINUED EMPLOYMENT.
a.In the event that the employment of the Executive by the Company is terminated due to Retirement, Disability, Termination without Cause or Termination by Executive for Good Reason, the Employment Agreement shall govern.
b.In the event that the employment of the Executive by the Company is terminated due to any reason other than his death or a reason listed in Section 2(a), this Agreement shall terminate and the Company shall have no obligation to provide the Executive or his designated beneficiary with any benefits hereunder.
c.Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Executive the right to continue to be employed by the Company, in any capacity. It is expressly understood by the parties hereto that this Agreement relates exclusively to a death benefit for the Executive’s services, and is not intended to alter in any way the rights and responsibilities under the Employment Agreement, as such may be amended from time to time.
3.NO TRUST CREATED. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Executive, his designated beneficiary or any other person.
4.BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS; UNSECURED GENERAL CREDITOR STATUS OF EXECUTIVE.
a.The payments to the Executive’s designated beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no such person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.
b.In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Executive (or any other property) to allow the Company to recover, in whole, or in part, the cost of providing the benefits hereunder, neither the Executive nor any of his designated beneficiaries shall have or acquire any right whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies, and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Executive or any other person nor as collateral security for any obligation of the Company hereunder.
5.NON-ASSIGNABILITY OF BENEFITS. Neither the Executive nor his designated beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of the Executive, his designated beneficiary, or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate this Agreement; the Company shall thereupon have no further liability hereunder.

6.ADMINISTRATION, DETERMINATION OF BENEFITS, AND CLAIMS PROCEDURE.
a.    The Plan shall be administered by the Company’s Board of Directors, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Board deems appropriate including the authority to determine eligibility for benefits under the Plan. The Board shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Board shall be final and binding on all persons and parties concerned. Any benefits payable under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.
b.    Expenses of administration shall be paid by the Company. The Board shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.
c.    Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to the Executive, the Executive’s designated beneficiary, the Executive’s estate or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.
d.    All claims for benefits shall be handled through the following procedure:
(i)    Claim.
A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company, setting forth his claim. The request must be addressed to the President of the Company at its then principal place of business.
(ii)    Claim Decision.
Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.
If the claim is denied in whole or in part, the Company shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:
(A)    The specific reason or reasons for such denial;
(B)    The specific reference to pertinent provisions of this Agreement on which such denial is based;
(C)    A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;
(D)    Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and
(E)    The time limits for requesting a review under Section 6(e)(iii) and for review under Section 6(e)(iv).

(iii)    Request for Review.
Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Assistant Secretary of the Company review the determination of the Company. Such request must be addressed to the Assistant Secretary of the Company, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company’s determination by the Assistant Secretary of the Company within such sixty (60) day period, he shall be barred and estopped from challenging the Company’s determination.
(iv)    Review of Decision.
Within sixty (60) days after the Assistant Secretary’s receipt of a request for review, he will review the Company’s determination. After considering all materials presented by the Claimant, the Assistant Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Assistant Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
7.AMENDMENT AND TERMINATION. This Agreement may not be amended, altered, modified, or terminated, except by a written instrument signed by the parties hereto, or their respective successors or assigns.
8.CHANGE OF CONTROL. Following a Change of Control (as that term is defined in the Employment Agreement), the Plan shall be continued by the surviving entity, and the Executive’s rights under this Agreement shall not be impaired without the consent of the Executive.
9.INUREMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive, his successors, heirs, executors, administrators and beneficiaries.
10.NOTICES. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.
11.GOVERNING LAW. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

Investors Title Insurance Company By: /s/ W. Morris Fine President
ATTEST: /s/ Dawn Martin Assistant Secretary
/s/ James A. Fine, Jr. Executive

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